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                                                                   EXHIBIT 10.13

THIS AGREEMENT is made the 15th day of February 2001

BETWEEN

VIRAGEN, INC. and its subsidiary, VIRAGEN (SCOTLAND) LIMITED ("Viragen"), Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PZ, Scotland

AND

PENG LEE YAP, M.D., 5 Meadow Place, Edinburgh, EH9 1JZ, Scotland

WHEREAS:

Peng Lee Yap, M.D. (herein after known as "Dr. Yap" or "Consultant") is to serve as Medical Director of Viragen and provide an advisory service and a project service to Viragen and its affiliates upon and subject to the terms set out below.

NOW IT IS HEREBY AGREED as follows:

1.       APPOINTMENT

         Viragen hereby appoints Dr. Yap who here by agrees to act as Medical Director and Consultant upon and subject to the terms set out below.

2.       CONSULTANT'S OBLIGATIONS

         2.1 Dr. Yap will provide Viragen and its subsidiaries advice on matters relating to the clinical trials, research, development and manufacture of OMNIFERON(TM) and other products where Dr. Yap has is no pre-existing conflict of interest.

         2.2 Dr. Yap agrees to provide these services to Viragen for a minimum of four (4) days each month (or more as from time to time may be agreed). Dr. Yap also agrees to provide advice at other times, as may be required, and to respond to such requests within a reasonable time.

         2.3 Dr. Yap will provide the services to the standard of skill, integrity and reliability which could reasonably be expected from a consultant with skills and qualifications held by the Consultant.

         INFORMATION

         Dr. Yap shall provide to Viragen upon request, written reports of his activities on Viragen's behalf. Dr. Yap shall also upon request be available for meetings with Viragen or its subsidiaries.




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3.       CONFIDENTIALITY

         3.1 Dr. Yap will operate under the Viragen Confidentiality Agreement dated July 1, 1999 and attached to this document as an Appendix 1.

4.       FEES AND EXPENSES

         4.1 As consideration for serving as Viragen's Medical Director and the provision of the advisory services referred to in paragraphs 2.1, 2.2 and 2.3 above, Viragen shall pay to Dr. Yap a retainer fee of (pound)1,000 per day for a minimum of four (4) days per month during the term of this Agreement payable in arrears within 28 days of the date of Dr.Yap's invoice for such amounts and any expenses referred to in Clause 4.4 below. Time in excess of four (4) days in any one calendar month will be charged at a rate of (pound)1,000 per day.

         4.2 Invoices will be rendered monthly at the end of each calendar month.

         4.3 Viragen will also reimburse Dr. Yap such travelling, accommodation and communication costs as may be reasonably be incurred in connection with the provision of the services pursuant to this Agreement subject to submitting such supporting evidence thereof as Viragen may reasonably require. All air travel will be made by Business Class or Premium Economy Class when available. All rail travel will be made by First Class. Car mileage rates will be charged in accordance with those recommended by the Automobile Association (of Great Britain).

         4.4 For all payments from outside the United Kingdom, Viragen shall pay all bank charges for remittance in Pounds Sterling including any charges payable by Dr. Yap.

5        DURATION AND TERMINATION

         5.1 This Agreement shall be deemed to have commenced on 14 February 2001 notwithstanding the date hereof and shall continue indefinitely thereafter, subject to either party's right to terminate it upon one month's written notice.

         5.2 Notwithstanding the provisions of Clause 5.1 above, Viragen may at any time by notice in writing, immediately terminate this Agreement if Dr. Yap shall:

                  5.2.1. be in breach of any of the terms of this Agreement which, in the case of breach capable of remedy, is not remedied by Dr. Yap within 21 days of receipt by it of a written notice from Viragen specifying the breach and requiring its remedy; or

                  5.2.2. be incompetent, guilty of gross misconduct or any negligence in respect of its obligations.





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6.       NO EMPLOYMENT OR AGENCY

         Nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employment between Viragen and Dr. Yap. Dr. Yap shall not have any right or power whatsoever to contract on behalf of Viragen or otherwise bind Viragen in any way in relation to third parties unless specifically authorised to do so by Viragen.

7.       INDEMNITY OF CONSULTANT

         Viragen shall indemnify and hold harmless Consultant from and against any and all claims, judgements, fines, penalties, liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs) asserted against or incurred by Consultant as a result of acts or omissions of Consultant taken or made in the course of performing his duties for Viragen or by reason of Consultant acting or having acted as a Medical Director or Consultant of Viragen, provided, however, that such indemnity shall not apply to acts or omissions of Consultant which constitute misconduct, gross negligence or which were intended by Consultant to personally benefit Consultant directly or indirectly, at the expense of Viragen, unless the matter which benefits Consultant was first fully disclosed to the Board of Directors of Viragen and approved by said Board.

8.       NOTICES

         Any notice required by this Agreement to be given by one party to the other shall be in writing and shall be serviced by sending the same by registered post or recorded delivery or leaving at the address of the other party specified above or at such other substitute address that party may notify in writing, from time to time.

9.       ENTIRE AGREEMENT

         This Agreement, including Appendix 1, sets out the active agreement and understanding between Dr. Peng and Viragen in relation to its subject matter and supersedes any previous agreement, whether written or oral, between the parties.

10.      GOVERNING LAW

         This Agreement shall be governed and construed in all respects with the Laws of Scotland.

         In witness whereof the parties have executed this Agreement the day and year first above written.

         Signed by         /s/ Gerald Smith
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                           Gerald Smith
                           President - Viragen, Inc.
                           Director - Viragen (Scotland) Ltd.

         For and on behalf of Viragen (Scotland) Limited


         Signed by         /s/ Peng Lee Yap
                           -----------------------------------
                           Peng Lee Yap, M.D.






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